Exhibit 10.1 - Promissory Note dated December 31, 2002 by and between Jimmy Wang and Worldwide Manufacturing USA, Inc. in the amount of $150,000.



PROMISSORY NOTE
$150,000
Burlingame, California
Date: December 31, 2002
FOR VALUE RECEIVED, the undersigned Worldwide Manufacturing USA Inc. ("Maker") promises to pay to Jimmy Wang ("Holder"), the principal sum of One Hundred Fifty Thousand Dollars ($150,000) for deferred compensation for years 2000, 2001 and 2002. This Promissory Note ("Note") shall accrue interest at the rate of ten percent (10%) per year or Five Thousand Dollars ($5,000) for the first year, Ten Thousand Dollars ($10,000) the second year, Fifteen Thousand Dollars ($15,000) the third year, and Fifteen Thousand Dollars ($15,000) thereafter until the Note is paid in full. The principal shall be payable as provided herein at 398 Beach Road, 2nd Floor, Burlingame, CA 94010, or such other place as the Holder hereof may designate in writing. 1. The entire outstanding principal balance, if not sooner paid, shall be due and payable in full on December 31, 2005. 2. Maker may prepay this Note in whole or in part at any time or from time to time without penalty or premium. 3. All payments, as of the date of receipt, shall first be credited to the outstanding principal balance. IT IS AGREED, that if this Note or any payment due hereunder is not paid when due or declared due hereunder, the principal and accrued interest thereon shall draw interest at the default rate of ten (10%) percent per annum, and that failure to make any payment of the principal or interest when due shall cause the whole Note to become due at once. The makers and endorsers hereof severally waive presentment for payment, protest, notice of non-payment and of protest, and agree to any extension of time of payment and partial payments before, at or after maturity, and if this Note or interest thereon is not paid when due, or suit is brought, agree to pay all costs and expenses incurred by Holder in collecting this Note, including a reasonable amount for attorney's fees. The Maker hereby consents and agrees that Colorado courts shall have personal jurisdiction over Maker in any suit brought upon this note and that the proper venue of any such suit shall be in the County Court for the County of San Mateo. This Note may not be assigned by Holder without the prior written consent of the Maker. WORLDWIDE MANUFACTURING USA, INC., Maker By: /S/ JIMMY WANG Jimmy Wang, President